Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
To the Supervisory Board of
Fresenius Medical Care Aktiengesellschaft:
We consent to the use of our report dated February 11, 2005, with respect to the consolidated balance sheets of Fresenius Medical Care Aktiengesellschaft and subsidiaries as of December 31, 2004 and 2003, and the related statements of income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2004 and related financial statement schedule, incorporated by reference in this Registration Statement on Form F-4 of Fresenius Medical Care Aktiengesellschaft, which report appears in the amended annual report on Form 20-F/A of Fresenius Medical Care Aktiengesellschaft for the year 2004, and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany
October 6, 2005